Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 6, 2025

Contact: Don D. Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $344,000 or $0.04 diluted earnings per share for the three months ended September 30, 2025, compared to a net loss of $15,000 or $(0.00) diluted earnings per share for the three months ended September 30, 2024, an increase of $359,000.

The increase in net income for the quarter ended September 30, 2025 was primarily attributable to higher net interest income, lack of a provision for loan loss, and slightly higher non-interest income, which were partially offset by higher non-interest expense and higher income tax expense. Net interest income increased $634,000 or 33.9% to $2.5 million due primarily to both an increase in interest income as well as a decrease in interest expense. Interest income increased $432,000 or 9.4%, to $5.1 million, while interest expense decreased $202,000 or 7.3% to $2.5 million for the recently-ended quarter.

The average rate earned on interest-earning assets increased 53 basis points to 5.59% and was the primary reason for the increase in interest income, more than enough to make up for the decrease in average interest earning assets, which totaled $361.7 million for the recently-ended quarterly period, a decrease of $4.0 million or 1.10%. The increase in average rate earned is mostly due to the interest rate earned on loans, which increased 63 basis points to 5.71% quarter to quarter. Interest rates on loans have increased due to new loan production at higher coupons as well as repricing of our adjustable rate mortgages to higher rates. The average rate paid on interest-bearing liabilities decreased 22 basis points to 3.33% and was the primary reason for the increase in interest expense, despite a decrease in the average balance of interest-bearing liabilities by $3.0 million or 1.0%.

Non-interest income increased $16,000 or 11.7% and totaled $153,000 for the three months ended September 30, 2025, primarily due to net gains on sales of loans Which is due to an increase in demand for fixed -rate secondary market loans.

We recorded no provision for credit loss for the recently-ended quarter compared to a provision of $15,000 in the prior year period. Management determined that the current period allowance for credit loss was sufficient in light of the slight decrease in the loan portfolio during the recently-ended quarter. Loans, net, decreased $798,000 and totaled $326.5 million at September 30, 2025, compared to $327.2 million at June 30, 2025.

Income tax expense increased $115,000 period to period, as income tax expense totaled $109,000 for the three months just ended compared to income tax benefit of $6,000 in the prior year quarter. The increase is due to increased earnings, with the three months ended September 30, 2025 income before income taxes being $474,000 higher than that of the three months ended September 30, 2024.

Non-interest expense increased $191,000 period to period primarily due to higher expenses associated with outside service fees and data processing expense. Outside service fees increased $90,000 or 128.6% and totaled $160,000 due to higher rates as well as additional third party services utilized in the quarter. Data processing expense increased $62,000 or 37.8% and totaled $226,000 due to increased rates and additional products provided by the core provider.

At September 30, 2025, assets totaled $366.5 million, a decrease of $4.7 million or 1.3%, from $371.2 million at June 30, 2025, due primarily to a decrease in cash and cash equivalents, decreasing $4.9 million or 24.9% as the Company purchased additional investment securities and used excess liquidity to pay off various funding sources. Total liabilities decreased $5.1 million or 1.6% to $317.7 million at September 30, 2025, as total deposits decreased $6.1 million or 2.2% to $271.4 million.

At September 30, 2025, the Company reported its book value per share as $6.03. Shareholders’ equity increased $410,000 or 0.8% to $48.8 million at September 30, 2025 compared to June 30, 2025. The increase in shareholders’ equity was primarily associated with net earnings for the quarter as well as a decrease of $66,000 in accumulated other comprehensive loss associated with a decrease in unrealized losses on the investment portfolio.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2025, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2025	2025
	(Unaudited)
(In thousands, except share data)
Assets
Cash and Cash Equivalents	$14,625	$19,480
Investment Securities	11,888	9,928
Loans available-for sale	305	877
Loans, net	326,450	327,248
Other Assets	13,224	13,678
Total Assets	$366,492	$371,211
Liabilities
Deposits	$271,415	$277,563
FHLB Advances	43,784	42,760
Other Liabilities	2,514	2,519
Total Liabilities	317,713	322,842
Shareholders’ Equity	48,779	48,369
Total Liabilities and Equity	$366,492	$371,211
Book Value Per Share	$6.03	$5.98
Tangible book value per share	$6.03	$5.98

Condensed Consolidated Statements of Loss

(In thousands, except share data)

	Three months ended September 30,
	2025	2024
	(Unaudited)
Interest Income	$5,052	$4,620
Interest Expense	2,548	2,750
Net Interest Income	2,504	1,870
Provision for Credit Losses	-	15
Non-interest Income	153	137
Non-interest Expense	2,204	2,013
Income (Loss) Before Income Taxes	453	(21)
Income Taxes (Benefits)	109	(6)
Net Income (Loss)	$344	$(15)
Earnings per share:
Basic and diluted	$0.04	$(0.00)
Weighted average outstanding shares:
Basic and diluted	8,086,715	8,086,715

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